Exhibit 99.(l)

FORM OF SHARE PURCHASE AGREEMENT

ALPS VARIABLE INSURANCE TRUST

On behalf of its series,

AVS Listed Private Equity Portfolio

(the “Portfolio”)

This Agreement is made effective as of the     day of         , 2008 between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and ALPS Variable Insurance Trust, a Delaware statutory trust (the “Trust”), on behalf of the Portfolio.

WHEREAS, the Portfolio wishes to sell to ALPS, and ALPS wishes to purchase from the Portfolio, shares of beneficial interest of each class of shares of the Portfolio in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Portfolio.

NOW, THEREFORE, the parties hereto agree as follows:

1.   Simultaneously with the execution of this Agreement, ALPS is delivering to the Portfolio payment in the amount listed on Appendix A hereto in full payment for the Shares.

2.   ALPS agrees that it is purchasing the Shares to provide seed capital to the Portfolio and has no present intention of redeeming or reselling the Shares.

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Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

By:
Its:

ALPS VARIABLE INSURANCE TRUST

On behalf of the Portfolio,

AVS Listed Private Equity Portfolio

By:
Its:

Appendix A

Portfolio	Number of Shares	Share Price	Total Purchase Price Paid to Portfolio
AVS Listed Private Equity Portfolio	10,000	$10.00	$100,000